EXHIBIT (d)(29)

FORM OF

PACIFIC SELECT FUND

FEE SCHEDULE

INVESCO FUNDS GROUP, INC.

(Effective January 1, 2004)

Portfolios: Financial Services, Health Sciences and Technology

The Adviser will pay to the Portfolio Manager a monthly fee based on the average daily net assets of the Financial Services, Health Sciences and Technology Portfolios according to the following calculation:

(a)	0.500% on the first $100 million of the Combined Assets as defined below,

0.475% on the next $150 million of the Combined Assets, plus

0.450% on the next $250 million of the Combined Assets, plus

0.425% on Combined Assets above $500 million; multiplied by

(b)	the ratio of each Portfolio’s average daily net assets over the Combined Assets.

For purposes of the above calculations, “Combined Assets” means the sum of the average daily net assets of the Financial Services Portfolio, Health Sciences Portfolio and Technology Portfolio of Pacific Select Fund and the average daily net assets of the PF INVESCO Health Sciences Fund and PF INVESCO Technology Fund of Pacific Funds.

All Portfolios: Fees for services shall be prorated for any portion of a year in which the

Agreement is not effective.

IN WITNESS WHEREOF, the parties hereto have caused this Fee Schedule to be  executed as of                     , 2003.

PACIFIC LIFE INSURANCE COMPANY

Attest:		By:

Name:	Diane N. Ledger	Name:	Thomas C. Sutton
Title:	Vice President	Title:	Chairman & Chief Executive Officer

Attest:		By:

Name:	Diane N. Ledger	Name:	Audrey L. Milfs
Title:	Vice President	Title:	Vice President and Secretary

INVESCO FUNDS GROUP, INC.

Attest:		By:

Name:		Name:
Title:		Title:

PACIFIC SELECT FUND

Attest:		By:

Name:	Diane N. Ledger	Name:	Thomas C. Sutton
Title:	Vice President	Title:	Chairman & Chief Executive Officer